FEDERAL SCREW WORKS

                  	RESOLUTIONS OF THE BOARD OF DIRECTORS

                         	ELECTION UNDER CHAPTER 7A
                 	OF THE MICHIGAN BUSINESS CORPORATION ACT

             	Presented to the Board of Directors June 21, 1996


RESOLVED, that, pursuant to Section 783 of the Business Corporation Act of the State of Michigan (the "Act"), Federal Screw Works, a Michigan corpora-tion (the "Company"), elects to be subject to the requirements of Section 780 of the Act, subject to the exceptions and conditions enumerated in this Resolution, as follows:

   (1)	The term "Continuing Director" shall mean any member of the Board of Directors of the Company (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who was a member of the Board on the date of the adoption of this Resolution by the Board, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Share-holder and who is recommended or elected to succeed the Continuting Director by the vote of a majority of the Continuing Directors.

   (2)	The following Business Combinations shall not be subject to the requirements of Section 780 of the Act:

      (a) any Business Combination involving the Company, or any Michigan subsidiary of the Company, and any person which is an Interested Shareholder of the Company as of June 21, 1996 (an "Existing Interested Shareholder"), or an Affiliate of an Existing Interested Shareholder; and

      (b) any Business Combination involving the Company, or any Michigan subsidiary of the Company, which is approved by a majority of the Continuing Directors of the Company.

   (3)	This Resolution may be added to, but may not be altered or repealed, by a majority of the Continuing Directors; provided, however, that (a) this Resolution may be altered or repealed at any time or from time to time by a majority of the Continuing Directors of the Board if such action is hereafter authorized or permitted by the Act, and (b) this Resolution may be altered or repealed by an amendment to the Articles of Incorporation of this Corporation adopted by a vote of the shareholders of this Corporation pursuant to the requirements of Section 784(1)(b) of the Act (or such lesser vote as hereafter may be authorized or permitted by the Act).

   (4)	All capitalized terms not otherwise defined in this Resolution shall have the meanings given to them in Chapter 7A of the Act.

   (5)	This Resolution shall terminate at 9:00 A.M., Detroit time, on
December 21, 1996 unless it is extended by the vote of a majority of the Continuing Directors.